Exhibit 99.1

                      Accelrys Announces Fiscal 2006 First
       Quarter Financial Results; Revenue Up 31% and Loss From Continuing
          Operations Reduced by 27% from the Same Quarter of Last Year



    SAN DIEGO--(BUSINESS WIRE)--Aug. 4, 2005--Accelrys, Inc. (NASDAQ:ACCL) ("Accelrys" or the "Company") today reported unaudited financial results for the quarter ended June 30, 2005.
    Orders in the quarter ended June 30, 2005 decreased 5% to $14.1 million, down from $14.9 million in the same quarter of last year. This decrease in orders was due to a change in the Company's fiscal year-end from December 31 to March 31, which caused a number of customer software renewal contracts to be signed in the March quarter rather than the June quarter when they had traditionally been signed. This decrease was partially offset by the addition of orders from the Company's wholly owned subsidiary, SciTegic, Inc. ("SciTegic"), which the Company acquired in September 2004.
    Revenue, which includes the impact of deferred revenue arising from the Company's switch to subscription accounting, increased 31% to $18.6 million for the quarter ended June 30, 2005, up from $14.2 million in the corresponding quarter of last year.
    Expenses in the quarter ended June 30, 2005, were $22.5 million compared to $19.7 million in the quarter ended June 30, 2004. This increase in expenses was due primarily to the addition of expenses relating to SciTegic.
    The Company reported a loss from continuing operations of $(3.7) million, or $(0.14) per share, for the quarter ended June 30, 2005, compared to a loss from continuing operations of $(5.1) million, or $(0.21) per share, in the corresponding quarter of last year.
    The Company reported a net loss of $(3.7) million, or $(0.14) per share, for the quarter ended June 30, 2005, compared to a net loss of $(6.2) million, or $(0.25) per share, reported in the corresponding quarter of last year. There were no discontinued operations reported in the quarter ended June 30, 2005; however there was a net loss from discontinued operations of $(1.1) million, or $(0.05) per share, included in the quarter ended June 30, 2004.
    "I am pleased to report that our loss from continuing operations decreased substantially from the corresponding quarter of last year, as we realized a 31% increase in revenue and continued to control our costs," said Mark Emkjer, president and chief executive officer of Accelrys. "I continue to look forward to an improving financial performance as we strengthen our competitive position in the marketplace."

    Conference Call Details

    At 5:00 p.m. ET today, Accelrys will conduct a conference call to discuss its fiscal 2006 first quarter financial results. Mark Emkjer, the Company's president and chief executive officer, will host the call. To participate, please dial 1-800-659-2032 (+1-617-614-2712 outside the United States) and enter access code 34196117 approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.
    A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing 1-888-286-8010 (+1-617-801-6888 outside the United States) and entering access code 48322849 from 7:00 p.m. ET August 4, 2005 through 11:59 p.m. ET,
September 4, 2005.

    About Accelrys, Inc.

    Accelrys, Inc. (NASDAQ: ACCL) is a leading provider of software for computation, simulation, and the management and mining of scientific data used by biologists, chemists and materials scientists, including nanotechnology researchers for product design as well as drug discovery and development. Accelrys' technology and services are designed to meet the needs of today's leading research organizations. The Company is headquartered in San Diego, California. For more information about Accelrys, visit its website at http://www.accelrys.com/.

    This news release contains forward-looking statements, including, but not limited to, statements regarding improving the Company's financial performance and strengthening its competitive position in the marketplace. These forward-looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including, but not limited to, customer demand for the Company's products and services, market competition for these products and services, successful and timely development of products and services, market acceptance of new products, integration of acquired businesses, and unforeseen expenses. More information about potential factors that could affect the company's business and financial results is included in the "Risk Factors" set forth in the Company's Annual Report on Form 10-K for the year ended March 31, 2005, and the company's other filings with the Securities and Exchange Commission. Actual results could differ materially, as a result of such factors, from those set forth in the forward- looking statements.



                            ACCELRYS, INC.
                 SELECTED CONSOLIDATED FINANCIAL DATA
               (Dollars in thousands, except share data)
                       Statements of Operations

                                                  For the Three Months
                                                      Ended June 30,
                                                   -------------------
                                                       2005      2004
                                                   --------- ---------

 Revenue                                            $18,555   $14,181

 Cost of revenue                                      5,030     3,786
 Product Development                                  4,931     4,123
 Sales and marketing                                  8,499     7,769
 General and administrative                           4,069     4,009
                                                   --------- ---------
       Total operating costs and expenses            22,529    19,687
                                                   --------- ---------
 Operating loss from continuing operations           (3,974)   (5,506)
 Interest and other income, net                         698       585
                                                   --------- ---------
 Loss from continuing operations before income
  taxes                                              (3,276)   (4,921)
 Provision for income taxes                             440       135
                                                   --------- ---------
 Loss from continuing operations                     (3,716)   (5,056)
 Loss from Discontinued Operations                        -    (1,117)
                                                   --------- ---------
 Net Loss                                           $(3,716)  $(6,173)
                                                   ========= =========


 Per Share Amounts:
 Loss from continuing operations                     $(0.14)   $(0.21)
 Loss from discontinued operations                        -     (0.05)
                                                   --------- ---------
 Net loss                                            $(0.14)   $(0.25)
                                                   ========= =========

 Weighted average shares of common stock
  outstanding                                        26,022    24,323


                            ACCELRYS, INC.
                 SELECTED CONSOLIDATED FINANCIAL DATA
                        (Dollars in thousands)
                            Balance Sheets

                                                   June 30,  March 31,
                                                     2005      2005
                                                   --------- ---------

Cash, restricted cash, cash equivalents and
 marketable securities                              $56,327   $63,304
Trade receivables, net                               16,128    20,006
Other assets, net                                    74,958    77,244
                                                   --------- ---------
Total assets                                       $147,413  $160,554
                                                   ========= =========

Current liabilities, excluding deferred revenue     $14,475   $19,074
Deferred revenue, short and long-term                37,397    42,596
Long-term liabilities and reserves, excluding
 deferred revenue                                     4,978     5,131
Total stockholders' equity                           90,563    93,753
                                                   --------- ---------
Total liabilities and stockholders' equity         $147,413  $160,554
                                                   ========= =========



    CONTACT: Financial:
             Accelrys, Inc.
             David Sankaran, 858-799-5447
             dsankaran@accelrys.com
             or
             Media:
             Accelrys, Inc.
             Ian Clements, 858-799-5440
             iclements@accelrys.com